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                                                                    EXHIBIT 12.1




         STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



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                                                                                                         Three Months
                                                            FISCAL YEAR ENDED DECEMBER 31,                   Ended
                                          --------------------------------------------------------------   March 31,
                                          1992          1993         1994          1995         1996          1997

Earnings:
         Income before provision for
            income taxes                  $245,000      $302,000     $205,000      $298,500     $473,800      $144,000
Add:  Fixed Charges
         Interest expense (gross)        1,130,709     1,465,303    2,116,655     2,699,769    2,865,800       832,048
            Interest factor in rents        13,899        15,432       18,565        22,064       25,515         7,421
                                        ----------    ----------   ----------    ----------   ----------    ----------
              Total fixed charges        1,144,608     1,480,735    2,135,220     2,721,833    2,891,319       839,469
Earnings before fixed charges
  and provision for income taxes        $1,389,608    $1,782,735   $2,340,220    $3,020,333   $3,365,115      $983,469
                                        ==========    ==========   ==========    ==========   ==========    ==========
Ratio of earnings to fixed charges            1.21          1.20         1.10          1.11         1.16         1.17
                                              ====          ====         ====          ====         ====         ====

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